Exhibit 99.1

K•Swiss Reports First Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--May 7, 2009--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2009. The sale of Royal Elastics on April 30, 2009, is being accounted for as a discontinued operation in the Company’s financial results and excluded from futures orders data for the current and prior-year periods.

Financial Highlights

Net loss for the first quarter of 2009 was $1,093,000, or $0.03 per diluted share, compared with net earnings of $7,110,000, or $0.20 per diluted share, in the prior-year period.

For the first quarter of 2009, total worldwide revenues decreased 24.8% to $74,044,000 compared with $98,401,000 in the prior-year period. Domestic revenues decreased 25.4% to $30,375,000 in the first quarter, and international revenues decreased 24.3% to $43,669,000.

Futures Orders

Worldwide futures orders with start ship dates from April through September 2009 were $73,713,000 at March 31, 2009, compared with $125,608,000 at March 31, 2008. Domestic futures orders decreased 39.0% to $28,340,000 at March 31, 2009, from $46,429,000 the previous year. International futures orders decreased 42.7% to $45,373,000 at March 31, 2009, from $79,179,000 the previous year.

Palladium

For the quarter ended March 31, 2009, Palladium brand net sales were $7,351,000 with a net loss of $58,000. Futures orders with start ship dates from April through September 2009 were $9,635,000 at March 31, 2009. Revenues, financial results and futures orders for Palladium are included in the consolidated results above for the first quarter of 2009.

Sale of Royal Elastics

On April 30, 2009, the Company completed the sale of Royal Elastics, the Company’s laceless fashion footwear brand. The sale is expected to result in a gain of approximately $1.4 million, or $0.04 per diluted share, in the second quarter of 2009.

Earnings Guidance

The Company’s guidance from February 2009 has been amended. Currently, the Company expects full-year revenues to be approximately $200 million to $230 million and expects to report a full-year loss per diluted share of approximately $0.60 to $0.90. Full-year SG&A expenses are currently projected to be approximately $125 million, but are expected to fluctuate based on strategic decisions made during the year as well as general trends in the retail marketplace.

Steven Nichols, Chairman of the Board and President, stated, "We expected a tough start to the year in terms of sales and earnings results. We definitely got one. Our focus remains on producing better results, but as indicated by our deteriorating guidance, we’re not expecting that turnaround to occur until after 2009. The global marketing and product initiatives we have underway in Classic, Tennis, and Running, are intended to build a stronger brand for the long term. We have more brand recognition and design developments underway than at any point in recent history. We will work to build on these initiatives during the year."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its first quarter 2009 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2138. A replay of this conference call will be available until May 14, 2009, by dialing (303) 590-3000 and entering the passcode, 11128639#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 14, 2009.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2009, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Revenues	$74,044	$98,401
Cost of goods sold	45,752	52,465
Gross profit	28,292	45,936
Selling, general and administrative expenses	29,976	40,361
Operating (loss) profit	(1,684)	5,575
Interest (expense) income, net	(124)	2,292
(Loss) earnings before income taxes and discontinued operations	(1,808)	7,867
Income tax (benefit) expense	(203)	737
(Loss) earnings before discontinued operations	(1,605)	7,130
Earnings (loss) from discontinued operations, less applicable income tax	512	(20)
Net (loss) earnings	$(1,093)	$7,110
Basic (loss) earnings per share	$(0.03)	$0.20
Diluted (loss) earnings per share	$(0.03)	$0.20
Weighted average number of shares outstanding
Basic	34,859	34,730
Diluted	34,859	35,315

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	March 31,
	2009	2008
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$184,817	$273,856
Accounts receivable, net	51,674	53,459
Inventories	65,009	57,402
Prepaid expenses and other	10,303	15,551
Deferred taxes	6,675	4,325
Total current assets	318,478	404,593
PROPERTY, PLANT AND EQUIPMENT, NET	24,835	24,295
OTHER ASSETS
Intangible assets	22,270	10,715
Deferred taxes	4,291	3,156
Other	8,574	8,765
Total other assets	35,135	22,636
	$378,448	$451,524

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and short-term debt	$6,281	$ ---
Trade accounts payable	16,045	19,441
Accrued liabilities	17,260	28,831
Total current liabilities	39,586	48,272
OTHER LIABILITIES
Long-term debt	746	---
Mandatorily redeemable minority interest	4,417	---
Other liabilities	12,998	11,888
Total other liabilities	18,161	11,888
STOCKHOLDERS' EQUITY	320,701	391,364
	$378,448	$451,524

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer